EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Fourth Quarter 2021 Conference Call
February 25, 2022
10 a.m. CT

Introductory Comments – Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the fourth quarter and full year 2021 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Senior Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 24, 2022 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead Richard.

Introduction – Richard Stockton

Good morning, and welcome to our fourth quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio. After that, Deric will provide a review of our financial results, and then Chris will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

We have five key themes for today’s call:
•First, our luxury resort portfolio continues to outperform and helped drive Comparable Hotel EBITDA of $35.5 million for the quarter, an increase of 12.2% versus the comparable quarter in 2019,
•Second, we continue to be cash flow positive at the corporate level,

•Third, our portfolio is well-positioned to continue to outperform with very strong forward bookings,
•Fourth, our balance sheet is in good shape and with our recent refinancing of the Park Hyatt Beaver Creek, we have no near-term debt maturities, and
•Fifth, we announced the pending acquisition of the Dorado Beach, a Ritz-Carlton Reserve in Dorado, Puerto Rico, one of the most iconic luxury assets in the Americas.

Our Comparable Hotel EBITDA of $35.5 million during the quarter was driven by strong occupancy levels at our resort properties and an 18.5% increase in ADR over the prior-year quarter. Additionally, RevPAR for all hotels in the portfolio increased approximately 163% for the fourth quarter of 2021 compared to the fourth quarter of 2020. Our portfolio RevPAR increased approximately 6.3% when compared to fourth quarter 2019 RevPAR, and ADR was up over 32% compared to the fourth quarter of 2019. In fact, in the fourth quarter, we achieved the highest quarterly RevPAR in our Company’s history, and we are very encouraged to see our portfolio getting so close to our full-year 2019 RevPAR levels. We enter 2022 excited about our opportunities to deliver continued growth and expect to achieve full-year 2019 RevPAR levels by this calendar year and also expect to meet or exceed full-year 2019 Hotel EBITDA by calendar year 2023. As we have said before, we believe our portfolio will get back to 2019 levels before most of our peers given our portfolio composition and quality, but also certain factors that made 2019 not a great benchmark year for us. Specifically, we had three of our properties under major renovation, including The Notary, The Clancy, and The Ritz-Carlton St Thomas.

Several of our hotels achieved very strong Hotel EBITDA margins during the quarter with Bardessono at 41%, Hotel Yountville at 46%, and Pier House Resort at 57%. Our overall portfolio Comparable EBITDA margin was 27.1%, despite including one hotel with negative Hotel EBITDA.

While leisure demand continues to be strong, particularly on weekends, any significant uptick in RevPAR performance is likely to rely on the recovery of corporate transient demand, and ultimately corporate group demand. Overall, our resorts have started the year strongly despite industry wide pullback associated with Omicron. For the month of January, we finished at 44% occupancy and ADR of $500, which equated to RevPAR exceeding 2019 levels by 2.6%. For February, we expect to exceed 55% occupancy with continued RevPAR outperformance vs 2019.

The Ritz-Carlton St. Thomas continues to be a standout performer, producing $6.6 million in Hotel EBITDA during the fourth quarter. For the full year, our Ritz-Carlton St. Thomas had approximately $28 million of Hotel EBITDA, which is a phenomenal result when you consider that we acquired this hotel for $65 million in 2015 and have funded only approximately $30 million in owner-funded capital expenditures over that time.

Many of our hotels are in drive-to leisure markets and have been well positioned to benefit from the resurgence of pent-up leisure demand in recent months. In total, eight of our fourteen hotels are considered resort destinations. These hotels include The Ritz-Carlton Sarasota, Bardessono, Hotel Yountville, The Ritz-Carlton Lake Tahoe, Pier House Resort, Park Hyatt Beaver Creek, Hilton La Jolla Torrey Pines and The Ritz-Carlton St. Thomas. We are pleased to report that this segment delivered a combined Hotel EBITDA of $31.8 million for the quarter.

I also continue to be encouraged by the advancing recovery of our urban properties. These properties include the Capital Hilton, the Marriott Seattle Waterfront, The Notary Hotel, The Clancy, Mr. C Beverly Hills and the Sofitel Chicago. For the fourth quarter, five of these six properties posted positive Hotel EBITDA. This is a significant turnaround and demonstrates that demand is quickly returning to our cities, both amongst the leisure and, to a lesser extent, the corporate transient segment. We expect this trend to accelerate as office reopenings continue during 2022.

Additionally, we were cash flow positive again at the corporate level for the fourth consecutive quarter. While our balance sheet is in good shape as we enter 2022 this puts us in a much stronger position financially.

We are also happy to be continuing to implement our growth strategy with the announcement of the pending acquisition of the 96-room Dorado Beach, a Ritz-Carlton Reserve in Dorado, Puerto Rico for $186.6 million. An iconic luxury asset, the Dorado Beach was the first Ritz-Carlton Reserve in the Americas and is one of only five Ritz-Carlton Reserve properties worldwide. With its premier beachfront location on the North coast of Puerto Rico, the property is situated within Dorado Beach Resort, a 1,900-acre master planned community in one of the most sought after residential real estate markets in both Puerto Rico as well as the United States.

The ultra-luxury asset offers guests numerous world-class amenities both within the resort as well as the surrounding development. In addition, we will also be acquiring the income stream attributable to 14 luxury residential units adjacent to the ultra-luxury resort that participate in a rental management program. We believe this property will be a great addition to our portfolio and are very excited about the prospects of this acquisition as the hotel's performance during the fourth quarter delivered RevPAR of $1,432 with 66% occupancy and an ADR of $2,165. We plan to complete the acquisition in the coming weeks.

Looking ahead, we continue to see a meaningful uptick on acquisition opportunities in the market. We will continue to be extremely disciplined in our investment approach and only focus on transactions that are accretive to total shareholder return.

On the capital markets front, we continue to raise capital via our non-traded preferred stock, and subsequent to quarter end, we completed the refinancing of the Park Hyatt Beaver Creek Resort & Spa on very attractive terms. Deric will provide more details on that in a moment. Importantly, our balance sheet is in good shape, and we have an attractive maturity schedule with our next hard maturity not until April 2023.

We have also been active on the investor relations front. Over the past few months, we've attended several investor conferences and participated in numerous investor meetings. We also held a well-attended Investor Day in New York a couple of months ago. In the months ahead, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Braemar.

Looking ahead, our unique portfolio focused on the luxury segment, with many properties in drive-to leisure markets, positions us to perform well in both the near term and the long term as business and group travel resumes. We continue to believe that Braemar represents a compelling opportunity in the lodging REIT space. We are a differentiated story, with the majority of our assets in very desirable resort locations, the highest quality portfolio in the public markets, a portfolio that is generating positive cash flow at the corporate level, and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.

I will now turn the call over to Deric.

Financial Review – Deric Eubanks

Thanks, Richard.

For the fourth quarter of 2021, we reported a net loss attributable to common stockholders of $(4.3) million or $(0.06) per diluted share. For the full year of 2021, we reported a net loss attributable to common stockholders of $(40.0) million or $(0.76) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.23 compared to AFFO of negative $(0.17) per diluted share in the prior year quarter. For the full year of 2021, we reported AFFO per diluted share of $0.80.

Adjusted EBITDAre for the quarter was $29.4 million, and we were cash flow positive at the corporate level for the quarter. Adjusted EBITDAre for the full year was $87.5 million.

At quarter end, we had total assets of $1.9 billion. We had $1.2 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 2.7%. As of the end of the fourth quarter, we had approximately 46% net debt to gross assets.

We ended the quarter with cash and cash equivalents of $216.0 million and restricted cash of $47.4 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $27.5 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs. As Richard mentioned, our Comparable Hotel EBITDA during the quarter was $35.5 million. After taking into account debt service, G&A costs, advisory fees and other corporate costs, preferred dividends and capital expenditures, for the full year we generated over $18.4 million in positive cash flow.

Subsequent to quarter end, we completed the refinancing of the Park Hyatt Beaver Creek Resort & Spa on very attractive terms. The new, non-recourse loan totals $70.5 million and has a two-year initial term with three one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of SOFR + 2.86%. The financing addressed the Company’s only final debt maturity in 2022 and illustrates that there is attractive financing available for high quality assets like those in our portfolio.

I am also pleased to report that since we launched the effort in July of last year, we have raised approximately $62.4 million of net proceeds from our Series E and Series M non-traded perpetual preferred stock. We expect the proceeds from the sale of the Series E and Series M non-traded perpetual preferred stock to be our primary source of capital to facilitate our growth. This capital raising effort is just getting started, and we look forward to reporting our progress in future quarters.

As Richard mentioned, during the quarter, we announced the pending acquisition of the Dorado Beach, a Ritz-Carlton Reserve, in Dorado Beach, Puerto Rico. Total consideration for the acquisition is $186.6 million or $1.7 million per key, inclusive of the residential units in the rental program. The acquisition will be funded with approximately $104 million of cash, 6 million shares of Common Stock, and the assumption of a $54 million mortgage loan. No additional equity will be issued to fund the cash portion of the consideration. The cash portion of the consideration will be funded from available excess cash.

As of December 31, 2021, our portfolio consisted of 14 hotels with 3,640 net rooms.

Our share count currently stands at 72.5 million fully diluted shares outstanding, which is comprised of 65.4 million shares of common stock and 7.2 million OP units. In our financial results, we include approximately 4.1 million shares in our fully diluted share count associated with our Series B convertible preferred stock and approximately 13.6 million shares in our fully diluted share count associated with our Convertible Senior Notes.

This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.

Asset Management – Chris Nixon

Thank you, Deric.

Comparable RevPAR for our portfolio increased 163% during the fourth quarter relative to the same time period in 2020. This portfolio is thriving, with our fourth quarter RevPAR exceeding comparable 2019 by 6%. This outperformance is a testament to the quality of the portfolio and the efforts of our Asset Management team.

Our Yountville hotels achieved a combined 43% RevPAR increase over comparable fourth quarter 2019. Bardessono Hotel and Spa generated over $2 million more in total revenue during the fourth quarter of 2021 than the comparable period in 2019, representing a 42% increase. This revenue growth was driven by our recently developed luxury villas. The villas produced nearly $580,000 in room revenue during the fourth quarter and approximately $2.0 million during the full year of 2021. Hotel Yountville also showed strong results, producing nearly $900,000 more in total revenue during the fourth quarter than in the comparable period in 2019. We have increased topline revenue through higher seasonal premiums on upgraded room types and by implementing more stringent seasonal blackouts to discounted programs.

Next, The Ritz-Carlton Sarasota had its best fourth quarter on record, with more than $23 million in total revenue, representing a 29% increase over the next highest comparable fourth quarter. The hotel also recorded nearly $83 million in full year total revenue and $25.7 million in Hotel EBITDA, both outperforming historical highs on record by 26% and 88%, respectively. These results are driven by initiatives that we identified prior to the acquisition of the hotel, including: selling out the hotel’s club membership program, which represents nearly $6 million in long-term annual revenue; optimizing the hotel’s business mix; and implementing long-term labor efficiencies.

Lastly, I would like to highlight our most recent acquisition, Mr. C, which realized a 3.4% RevPAR gain during the fourth quarter relative to the comparable period in 2019. The hotel has already significantly outperformed our investment underwriting. Prior to taking over the hotel, our Asset Management team developed a 70 point plan to increase stabilized Hotel EBITDA by more than $1 million. The plan included reducing dependence on OTAs and capitalizing on weekend demand with higher rates on premium room types. Additionally we improved labor productivity by re-engineering the staffing model. Both of these initiatives have already resulted in success, with fourth quarter ADR increasing above 2019 levels by more than 2% and fourth quarter departmental expense margin improving by nearly 450 basis points, relative to 2019. The Mr. C hotel is our only urban property to outperform its 2019 comparable quarter.

Moving on to capital investment, we have invested heavily in our portfolio over the last several years to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are currently seeing in our markets. In 2021, we were able to restart and complete a number of exciting value-add projects across the portfolio. These include: a new café at the Beach Club at The Ritz-Carlton Sarasota and the addition of 10 keys at a cost of $138,000 per key. In total, we spent approximately $26 million on capital expenditures in 2021. Looking ahead to 2022, we anticipate spending approximately $60-70 million on capital expenditures.

I would like to finish by expressing how optimistic we are about the future of this portfolio. Eight of our 14 hotels are already exceeding 2019 RevPAR levels. Those eight hotels lifted the whole portfolio to a 6% RevPAR increase during the fourth quarter, relative to comparable 2019. Nearly all of the remaining hotels are located in urban destinations, such as Chicago, Philadelphia, San Francisco, Seattle, and Washington D.C. There is still a significant amount of additional runway and potential to unlock in this portfolio, which we believe will allow us to continue to outperform in the future.

I will now turn the call back over to Richard for final remarks.

Richard Stockton

Thank you, Chris.

In summary, we continue to be pleased with the recovery trends we are seeing at our hotels driven by strong leisure demand at our luxury resort properties. We see a clear path for continued strength in our future financial results. We are well positioned moving forward, with a solid balance sheet and a unique, diversified portfolio. We look forward to updating you on our progress in the quarters ahead.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on our fourth quarter earnings call. We look forward to speaking with you again on our next call.